UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2020

DONALDSON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1400 West 94th Street

Minneapolis, MN 55431

(Address of principal executive offices)

(952) 887-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	DCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2020, Donaldson Company, Inc. (the “Company”) entered into a 364-day revolving credit agreement, dated as of May 18, 2020 (the “Agreement”) among the Company, each of the lenders from time to time parties to the Credit Agreement (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders. The Agreement creates a new 364-day committed, unsecured, revolving credit facility in the amount of $100 million, and has a maturity date of May 17, 2021. A credit extension of one year can be requested. Upon closing of the Agreement on May 18, 2020, the Agreement provides incremental borrowing capacity above the Company’s currently existing $500 million unsecured, revolving credit facility, dated as of December 7, 2012, as amended as of July 21, 2017.

The Company may elect the borrowings under the Agreement to bear interest at one of two rates. Borrowings under the Agreement may be made at an interest rate per annum equal to:

(1)	for a LIBOR Rate Loan (as defined in the Agreement), the sum of (A) the LIBOR Rate (as defined in the Agreement) and (B) the Applicable Rate (which is calculated based upon the Company’s consolidated adjusted debt-to-consolidated EBITDA ratio), or

(2)	the sum of (A) the Base Rate (which is a rate per annum equal to the greatest of (i) the interest rate announced by the administrative agent as its prime rate, (ii) the sum of 0.50% per annum and the federal funds rate in effect on such day, and (iii) LIBOR (as defined in the Agreement) plus 1.00%) in effect from time to time, and (B) the Applicable Rate.

The Agreement contains customary covenants that are consistent with the Company’s $500 million revolving credit facility, including financial covenants requiring the Company to maintain a consolidated interest coverage ratio of not less than 3.5 and a consolidated adjusted debt-to-EBITDA ratio of not more than 3.5. If the Company is not in compliance with either of these requirements, the Lenders may terminate the commitment and/or declare any loan then outstanding to be due.

The Agreement provides that the Company may not be a party to any merger or consolidation, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets, or permit any subsidiary to do so, except that any subsidiary of the Company may merge into the Company, and the Company or any subsidiary of the Company may merge with any other person so long as (1) in the case of any merger involving the Company, the Company is the surviving corporation, and (2) in the case of any merger involving a subsidiary of the Company (and not involving the Company), the surviving corporation is the subsidiary of the Company, provided, in each case, that no Default (as defined in the Agreement) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

Amounts due under the Agreement may be accelerated upon a Default, such as a breach of a representation or covenant, the occurrence of bankruptcy, if not otherwise waived or cured.

U.S. Bank National Association and certain other Lenders have provided, from time to time, and may continue to provide, commercial banking, lending, investment, institutional trust, foreign exchange, interest rate management and other services to the Company, including letters of credit, depository, account processing and card services, for which the Company has paid and intends to pay customary fees.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Current Report on Form 8-K, on May 18, 2020, the Company entered into a 364-day committed, unsecured, revolving credit facility in the amount of $100 million. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	364-Day Revolving Credit Agreement, dated as of May 18, 2020, among Donaldson Company, Inc., U.S. Bank National Association, as Administrative Agent, and the other lenders party thereto.

104	Cover page interactive data file (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DONALDSON COMPANY, INC.

Date: May 21, 2020	By:	/s/ Amy C. Becker
Amy C. Becker Vice President, General Counsel and Secretary